EX-99.d.8

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

July 25, 2023

Ivy Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

To Whom it May Concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Funds listed below (individually, a “Fund” and collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, taxes, interest, acquired fund fees and expenses, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 31, 2023 through July 30, 2024. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	All Classes except Class R6	Class R6
Delaware Ivy Balanced Fund	0.80%	0.71%
Delaware Ivy Core Equity Fund	0.75%	0.67%
Delaware Climate Solutions Fund	0.99%	0.83%
Delaware Ivy Global Bond Fund	0.71%	0.59%
Delaware Global Value Equity Fund	0.92%	0.75%
Delaware Ivy Global Growth Fund	0.92%	0.81%
Delaware Ivy High Income Fund	0.72%	0.63%
Delaware Ivy International Core Equity Fund	0.79%	0.67%
Delaware Ivy International Value Fund	0.79%	0.65%
Delaware Ivy Large Cap Growth Fund	0.64%	0.56%
Delaware Global Real Estate Fund	1.04%	0.89%
Delaware Ivy Limited-Term Bond Fund	0.52%	0.42%
Delaware Ivy Mid Cap Growth Fund	0.79%	0.69%
Delaware Ivy Mid Cap Income Opportunities Fund	0.83%	0.72%
Delaware Ivy Municipal Bond Fund	0.55%	0.55%
Delaware Ivy Municipal High Income Fund	0.61%/0.58%[1]	0.61%
Delaware Ivy Natural Resources Fund	1.08%	0.92%
Delaware Ivy Core Bond Fund	0.44%	0.33%
Delaware Real Estate Securities Fund	0.95%	0.80%
Delaware Ivy Small Cap Growth Fund	0.89%	0.76%
Delaware Ivy Smid Cap Core Fund	0.89%	0.76%
Delaware Ivy Systematic Emerging Markets Equity Fund	0.80%	0.65%
Delaware Ivy Value Fund	0.83%	0.72%

1 0.61% for Class A, Class I and Class Y. 0.58% for Class C.

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President